Exhibit 10.1

[EMPLOYEE NAME]

Employee ID Number:

Grant Number:

ECHELON CORPORATION

NONQUALIFIED STOCK OPTION GRANT AGREEMENT

Echelon Corporation (the “Company”) hereby grants you, [NAME OF EMPLOYEE] (the “Employee”), an option under the Company’s 1997 Stock Plan (the “Plan”) to purchase shares of common stock of the Company. The date of this Agreement is [DATE] (the “Grant Date”). In general, the latest date this option will expire is the expiration date indicated on this Notice of Grant (the “Expiration Date”). However, as provided in this Agreement, this option may expire earlier than the Expiration Date. Subject to the provisions of Appendix A (attached to this Agreement) and of the Plan, the principal features of this option are as follows:

Maximum Number of Shares Purchasable with this Option:	[NUMBER]	Exercise Price per Share:	US $

Vesting Commencement Date:	[DATE]

Scheduled Vesting Dates:		Number of Shares
[DATE]		[NUMBER]
[DATE]		[NUMBER]
[DATE]		[NUMBER]
[DATE]		[NUMBER]

Expiration Date: Five Years from the Grant Date; provided, however, this option may terminate earlier than the Expiration Date, as set in Appendix A.

IMPORTANT:

By your signature and the signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Agreement. Optionee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Agreement. Optionee further agrees to notify the Company upon any change in the residence address indicated below.

OPTIONEE:	ECHELON CORPORATION

Signature	By

Print Name	Title

Residence Address

APPENDIX A – TERMS AND CONDITIONS OF NONQUALIFIED STOCK OPTION GRANT

1. Vesting Schedule. The right to exercise this option will vest as to 25% of the total shares at each one year anniversary of the date of grant, until the right to exercise this option shall have vested with respect to one hundred percent (100%) of such Shares. Shares scheduled to vest on any such date actually will vest only if the Employee has not incurred a Termination of Service prior to such date.

2. Termination of Option. In the event of the Employee’s Termination of Service for any reason other than Disability or death, the Employee may, within thirty (30) days after the date of such Termination of Service, or prior to the Expiration Date, whichever shall first occur, exercise any then vested but unexercised portion of this option. In the event of the Employee’s Termination of Service due to Disability, the Employee may, within one (1) year after the date of Termination of Service due to Disability, or prior to the Expiration Date, whichever shall first occur, exercise any then vested but unexercised portion of this option.

For purposes of this Agreement, the Employee shall be deemed to have incurred a Termination of Service prior to any period of notice for termination of employment mandated under applicable law. The Employee’s date of Termination of Service shall mean the date upon which the Employee ceases active performance of services following the provision of a notification of termination or resignation from employment or service, and shall be determined solely by this Agreement and without reference to any other agreement, written or oral, express or implied, including the Employee’s contract of employment, if any.

3. Death of Employee. In the event that the Employee dies while an Employee or during the thirty (30) days or one (1) year periods referred to in Paragraph 2 above, the Employee’s designated beneficiary, or if no beneficiary survives the Employee, the administrator or executor of the Employee’s estate (the “Transferee”), may, within one (1) year after the date of death, exercise any unexercised portion of the option that was vested prior to the Employee’s Termination of Service. Any such Transferee must furnish the Company (a) written notice of his or her status as a Transferee, (b) evidence satisfactory to the Company to establish the validity of the transfer of this option and compliance with any laws or regulations pertaining to such transfer, and (c) written acceptance of the terms and conditions of this option as set forth in this Agreement.

4. Persons Eligible to Exercise Option. Except as provided in Paragraph 3 above or as otherwise determined by the Committee in its discretion, this option shall be exercisable during the Employee’s lifetime only by the Employee.

5. Option is Not Transferable. Except as provided in Paragraph 3 above, this option and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this option, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this option and the rights and privileges conferred hereby immediately shall become null and void.

6. Exercise of Option. This option may be exercised by the person then entitled to do so as to any shares which may then be purchased by (a) giving notice in such form or manner as the Company may designate, (b) providing full payment of the Exercise Price (and the amount of any income tax the Company determines is required to be withheld by reason of the exercise of this option or as is otherwise required under Paragraph 8 below), and (c) giving satisfactory assurances in the form or manner requested by the Company that the shares to be purchased upon the exercise of this option are being purchased for investment and not with a view to the distribution thereof. Notwithstanding any contrary provision of this Agreement, if the expiration date of this option falls on a Saturday, Sunday or California holiday, the Employee may exercise any then vested but unexercised portion of this option at any time prior to the close of business on the first business day following that Saturday, Sunday or California holiday.

7. Conditions to Exercise. Except as provided in Paragraph 6 above or as otherwise required as a matter of law, the (i) Exercise Price for this option and (ii) minimum federal, state and local income, employment and any other applicable taxes required to be withheld by the Company as a result of the exercise of this option shall be made by “net exercise” unless the person entitled to exercise otherwise elects to pay such amounts by (a) cash, personal check, cashier’s check or money order, (b) pursuant to a broker assisted cashless exercise program implemented by the Company on such terms and conditions as the Administrator may specify and as may be amended from time to time, or (c) through surrender of other shares of common stock of the Company, provided that if such other shares of common stock of the Company were acquired directly or indirectly from the Company, such shares shall have a Fair Market Value equal to the Exercise Price of the exercised options shares and shall have been owned for more than six (6) months as of the date of surrender. For this purpose, “net exercise” means a procedure by which such person will be issued a number of Shares determined in accordance with a formula X = Y(A—(B+C)) / A (rounded up to the nearest whole Share), where:

X = the number of Shares to be issued upon exercise of the option;

Y = the total number of Shares with respect to which the person has elected to exercise the option;

A = the Fair Market Value of one (1) Share;

B = the exercise price per share;

C = the minimum federal, state and local income, employment and any other applicable taxes attributable to one (1) Share which are required to be withheld by the Company as a result of the exercise of the option.

8. Tax Withholding and Payment Obligations. The Company will assess its requirements regarding tax, social insurance and any other payroll tax withholding and reporting in connection with this option, including the grant, vesting or exercise of this option or sale of shares acquired pursuant to the exercise of this option (“tax-related items”). These requirements may change from time to time as laws or interpretations change. Regardless of the Company’s actions in this regard, the Employee hereby acknowledges and agrees that the ultimate liability for any and all tax-related items is and remains his or her responsibility and liability and that the Company (a) makes no representations or undertaking regarding treatment of any tax-related items in connection with any aspect of this option grant, including the grant, vesting or exercise of this option and the subsequent sale of shares acquired pursuant to the exercise of this option; and (b) does not commit to structure the terms of the grant or any aspect of this option to reduce or eliminate the Employee’s liability regarding tax-related items. In the event the Company determines that it and/or an affiliate must withhold any tax-related items as a result of the Employee’s participation in the Plan, the Employee agrees as a condition of the grant of this option to make arrangements satisfactory to the Company to enable it to satisfy all withholding requirements. The Employee authorizes the Company and/or an affiliate to withhold all applicable withholding taxes from the Employee’s wages. Furthermore, the Employee agrees to pay the Company and/or an affiliate any amount of taxes the Company and/or an affiliate may be required to withhold as a result of the Employee’s participation in the Plan that cannot be satisfied by deduction from the Employee’s wages or other cash compensation paid to the Employee by the Company and/or an affiliate. The Employee acknowledges that he or she may not exercise this option unless the tax withholding obligations of the Company and/or any affiliate are satisfied. Notwithstanding the foregoing, upon exercise of the option via a net exercise or stock swap transaction, the Company will withhold a portion of the Shares with respect to which the Employee (or such other authorized person) has elected to exercise the option that have an aggregate market value sufficient to pay the minimum federal, state and local income, employment and any other applicable taxes required to be withheld by the Company as a result of the exercise of the option. No fractional Shares will be withheld or issued pursuant to the issuance of Shares; any additional withholding necessary for this reason will be done by the Company through the Employee’s paycheck. With respect to its executive officers (as determined by the Company), the Company will withhold an amount equal to the fair market value of two (2) Shares from the last paycheck due to such executive prior to the exercise of the option. With respect to other Employees, the Company, in its discretion, may withhold an amount equal to the fair market value of two (2) Shares from the first paycheck due to the Employee following the exercise of the option. In the event that the cash amounts withheld by the Company exceed the withholding taxes that are due after the automatic withholding of whole Shares, the Company will reimburse the Employee for the excess amounts. In the event the withholding requirements are not satisfied through the withholding of Shares (or, through the Employee’s paycheck, as indicated above), no Shares will be issued to the Employee (or his or her estate) unless and until satisfactory arrangements (as determined by the Administrator) have been made by the Employee with respect to the payment of any income and other taxes which the Company determines must be withheld or collected with respect to the exercise of the option. By accepting this option, if the Employee elects to exercise via a net exercise or stock swap transaction, then the Employee expressly consents to the withholding of Shares and to any additional cash withholding as provided for in this paragraph 8.

9. Suspension of Exercisability. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of the shares upon any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of the purchase of shares hereunder, this option may not be exercised, in whole or in part, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company. The Company shall make reasonable efforts to meet the requirements of any applicable law or securities exchange and to obtain any required consent or approval of any governmental authority.

10. Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of Human Resources Department, at Echelon Corporation, 550 Meridian Avenue., San Jose, CA 95126, or at such other address as the Company may hereafter designate in writing.

11. No Rights of Stockholder. Neither the Employee (nor any transferee) shall be or have any of the rights or privileges of a stockholder of the Company in respect of any of the shares issuable pursuant to the exercise of this option, unless and until certificates representing such shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee (or transferee). Nothing in the Plan or this option shall create an obligation on the part of the Company to repurchase any shares purchased hereunder.

12. No Effect on Employment. The Employee’s employment with the Company and its affiliates is on an at-will basis only, subject to the provisions of applicable law. Accordingly, the terms of the Employee’s employment with the Company and its affiliates shall be determined from time to time by the Company or the affiliate employing the Employee (as the case may be), and the Company or the affiliate shall have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Employee at any time for any reason whatsoever, with or without good cause (subject to the provisions of applicable law).

13. Other Benefits. Except as provided below, nothing contained in this Agreement shall affect the Employee’s right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance or other employee welfare plan or program of the Company or any affiliate. Notwithstanding any contrary provision of this Agreement, in the event that the Employee receives a hardship withdrawal from his or her pre-tax account under the Company’s 401(k) Plan (the “401(k) Plan”), this option may not be exercised during the six (6) month period following the receipt of such withdrawal, unless the Company determines that such exercise (or a particular manner of exercise) would not adversely affect the continued tax qualification of the 401(k) Plan.

14. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Terms used and not defined in this Agreement shall have the meaning set forth in the Plan. This option is not an incentive stock option as defined in Section 422 of the Internal Revenue Code. The Company may, in its discretion; issue newly issued shares or treasury shares pursuant to this option.

15. Maximum Term of Option. Except as provided in Paragraph 3 above, this option is not exercisable after the Expiration Date.

16. Binding Agreement. Subject to the limitation on the transferability of this option contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

17. Committee Authority. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Employee, the Company and all other interested persons. The Committee shall not be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

18. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

19. Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

20. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.

21. Amendment, Suspension, Termination. By accepting this option, the Employee expressly warrants that he or she has received an option to purchase stock under the Plan, and has received, read and understood a description of the Plan. The Employee understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.

22. Labor Law. By accepting this option, the Employee acknowledges that: (a) the grant of this option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (b) all determinations with respect to any future grants, including, but not limited to, the times when the stock options shall be granted, the number of shares subject to each stock option, the Exercise Price, and the time or times when each stock option shall be exercisable, will be at the sole discretion of the Company; (c) the Employee’s participation in the Plan is voluntary; (d) the value of this option is an extraordinary item of compensation which is outside the scope of the Employee’s employment contract, if any; (e) this option is not part of the Employee’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) the vesting of this option ceases upon termination of employment for any reason except as may otherwise be explicitly provided in the Plan or this Agreement; (g) the future value of the underlying shares is unknown and cannot be predicted with certainty; (h) if the underlying shares do not increase in value, this option will have no value; (i) this option has been granted to the Employee in the Employee’s status as an employee of the Company or its affiliates; (j) any claims resulting from this option shall be enforceable, if at all, against the Company; and (k) there shall be no additional obligations for any affiliate employing the Employee as a result of this option.

23. Disclosure of Employee Information. By accepting this option, the Employee consents to the collection, use and transfer of personal data as described in this paragraph. The Employee understands that the Company and its affiliates hold certain personal information about him or her, including his or her name, home address and telephone number, date of birth, social security or identity number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all stock options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the purpose of managing and administering the Plan (“Data”). The Employee further understands that the Company and/or its affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of his or her participation in the Plan, and that the Company and/or any of its affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Employee authorizes the Company to receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer to a broker or other third party with whom he or she may elect to deposit any shares of stock acquired upon exercise of this option of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on his or her behalf. The Employee understands that he or she may, at any time, view the Data, require any necessary amendments to the Data or withdraw the consent herein in writing by contacting the human resources department and/or the stock option administrator for his or her employer.

24. Notice of Governing Law. This option shall be governed by, and construed in accordance with, the laws of the State of California without regard to principles of conflict of laws.